Exhibit 5.1

            [letterhead of Mottern & Van Gelderen]

                         April 17, 1997



Classic Restaurants International, Inc.
3500 Parkway Lane, Suite 435
Norcross, Georgia 30092

Ladies and Gentlemen:

      You have requested my opinion as counsel for Classic Restaurants International, Inc., a Colorado corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 390,000 shares of Class A Common Stock, issuable pursuant to the terms of the following agreements: (1) Legal Services Agreement dated March 31, 1997 between the Company and Mottern & Van Gelderen (30,000 shares), (2) Legal Services Agreement dated March 27, 1997 between the Company and Law Offices of Fay M. Matsukage (30,000 shares), (3) Accounting Services Agreement dated March 28, 1997 between the Company and Kathryn Yancey (15,000 shares), (4) Client Services Agreement dated March 27, 1997 between the Company and International Corporate Development, Inc. (250,000 shares), and (5) Financial Services Agreement dated October 22, 1996 between the Company and Bridgewater Capital Corporation, as amended on March 25, 1997 (65,000 shares).

     I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 17, 1997 (the "Registration Statement"). I further have examined the Articles of Incorporation, as amended, of the Company as certified by the Secretary of State of the State of Colorado, the Bylaws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Class A Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           Mottern & Van Gelderen